Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, January 29, 2004	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter and year ended December 31, 2003.

Revenues were $3,603,000 for the quarter ended December 31, 2003 compared with $2,472,000 for the fourth quarter of 2002. The Company promoted one major motorsports event during the quarter in each year, the NASCAR Busch Series event at Memphis Motorsports Park, which had a slight increase in revenue in 2003. The principal increase in revenue in the fourth quarter of 2003 was the result of a settlement of a contractual dispute with a vendor for which the Company received a cash payment in connection with settling the dispute.

Loss from continuing operations before income taxes in the fourth quarter of 2003 was $30,694,000 compared with a loss of $10,399,000 for the same quarter of the prior year. The components of the loss included the following:

	2003	2002
Loss before impairment charges	$9,363,000	$10,399,000
Non-cash impairment charges:
Goodwill related to Grand Prix of Long Beach	13,362,000	—
Other long-lived assets primarily related to CART-sanctioned street events	7,969,000	—

	$30,694,000	$10,399,000

For the quarter ended December 31, 2003, operating and marketing expenses were $595,000 higher than the prior year’s fourth quarter primarily due to prepaid race expenses written off related to the cancelled St. Petersburg event originally scheduled for February 2004 and also due to higher costs at the Busch Series event in Memphis and at other weekly events at Gateway and Memphis.

For the quarter ended December 31, 2003, general and administrative expenses were $3,882,000 compared with $4,519,000 in the comparable quarter last year. The $637,000 decrease in general and administrative expenses was a result of lower wages, utilities, legal claims and other expenses in 2003, and was achieved despite higher insurance and medical benefits costs in 2003.

For the quarter ended December 31, 2003, net loss was $26,633,000 or $.67 per diluted share compared with a net loss of $5,339,000 or $.13 per diluted share for the same period last year. For the quarters ended December 31, 2003 and 2002, the effective income tax rates were 13.2% and 48.7%, respectively. The lower effective rate in 2003 was primarily the result of the non-deductibility of the goodwill impairment charges and valuation allowances recorded against certain state net operating losses.

For the year ended December 31, 2003, revenues were $93,626,000 compared with $93,731,000 in the prior year. The inclusion of revenue from the St. Petersburg event was offset by declines in revenue at the other two CART events. Operating and marketing expenses increased by $4,762,000 primarily as a result of the inclusion of the St. Petersburg event, higher sanction fees and purses, and increased insurance and medical benefits costs. Loss before income taxes for the year ended December 31, 2003 was $24,363,000 ($3,032,000 excluding the impairment charges) compared with earnings of $2,263,000 for the prior year. Lower results at each of the Company’s three CART events contributed $3,873,000 to the earnings decline in 2003 and higher interest and depreciation also decreased 2003’s results by $1,390,000.

The impairment charges in the fourth quarter did not affect the Company’s cash flow, as it remained stable during the year ended December 31, 2003. Cash flow from operations was $15,620,000 for the year ended December 31, 2003 compared with $22,809,000 for the prior year. For the year ended December 31, 2003, capital expenditures were $3,117,000 compared with $9,167,000 last year. The Company currently has no major capital projects in progress. The positive cash flow, together with the low level of capital expenditures, enabled the Company to reduce its indebtedness by $9,152,000 during the year and increase its cash balance by $1,863,000.

In December, the Company and a group of banks entered into a commitment to refinance the Company’s existing credit line, which is due to expire in February 2004. The new three-year agreement will provide for working capital needs and necessary capital expenditures.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate six motorsports tracks (four permanent facilities and two temporary circuits) in five states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, IRL, NHRA and CART. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California and the Centrix Financial Grand Prix of Denver in Colorado.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues	$3,603	$2,472	$93,626	$93,731

Expenses:
Operating and marketing	5,185	4,590	65,824	61,062
Impairment charges	21,331	—	21,331	—
Depreciation and amortization	2,572	2,582	10,594	9,786
General and administrative	3,882	4,519	15,151	16,113

	32,970	11,691	112,900	86,961

Operating (loss) earnings	(29,367)	(9,219)	(19,274)	6,770
Interest expense, net	1,327	1,180	5,089	4,507

(Loss) earnings from continuing operations before income taxes and cumulative effect of accounting change	(30,694)	(10,399)	(24,363)	2,263
Income tax provision (benefit)	(4,061)	(5,060)	(2,225)	852

(Loss) earnings from continuing operations before cumulative effect of accounting change	(26,633)	(5,339)	(22,138)	1,411
Earnings from discontinued operation, net of income taxes of $3,542	—	—	—	5,168
Direct costs of spin-off, net of income tax benefit of $90	—	—	—	(691)

(Loss) earnings before cumulative effect of accounting change	(26,633)	(5,339)	(22,138)	5,888
Cumulative effect of accounting change for goodwill impairment	—	—	—	(28,606)

Net loss	(26,633)	(5,339)	(22,138)	(22,718)
Minimum pension liability	(99)	(330)	(80)	(330)

Comprehensive loss	$(26,732)	$(5,669)	$(22,218)	$(23,048)

Net (loss) earnings per common share - basic:
Continuing operations before accounting change	$(0.67)	$(0.13)	$(0.56)	$0.04
Discontinued operation	—	—	—	0.11
Accounting change	—	—	—	(0.74)

Net loss	$(0.67)	$(0.13)	$(0.56)	$(0.59)

Net (loss) earnings per common share - diluted:
Continuing operations before accounting change	$(0.67)	$(0.13)	$(0.56)	$0.04
Discontinued operation	—	—	—	0.11
Accounting change	—	—	—	(0.73)

Net loss	$(0.67)	$(0.13)	$(0.56)	$(0.58)

Average shares outstanding:
- Basic	39,955	39,553	39,880	38,634
- Diluted	39,955	39,553	39,880	38,980

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$3,348	$1,485
Accounts receivable	2,643	3,526
Inventories	259	382
Prepaid expenses and other	1,691	3,839
Receivable from Dover Downs Gaming & Entertainment, Inc.	96	—
Income taxes receivable	5,819	5,906
Deferred income taxes	548	810

Total current assets	14,404	15,948

Property and equipment, net	229,603	244,965
Restricted cash	3,433	3,683
Other assets, net	1,434	2,039
Deferred income taxes	90	1,865
Goodwill	8,521	21,883

Total assets	$257,485	$290,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,333	$2,442
Accrued liabilities	4,587	5,325
Payable to Dover Downs Gaming & Entertainment, Inc.	—	793
Current portion of long-term debt	745	685
Deferred revenue	11,304	12,080

Total current liabilities	19,969	21,325

Notes payable to banks	43,045	51,515
Long-term debt	18,487	19,229
Other liabilities	85	107
Deferred income taxes	38,527	37,674

Stockholders’ equity:
Common stock	1,656	1,614
Class A common stock	2,344	2,345
Additional paid-in capital	127,783	127,169
Retained earnings	5,999	29,735
Accumulated other comprehensive loss	(410)	(330)

Total stockholders’ equity	137,372	160,533

Total liabilities and stockholders’ equity	$257,485	$290,383

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(22,138)	$(22,718)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,594	9,786
Amortization and write-off of credit facility fees	1,161	225
Impairment charges	21,331	—
Earnings from discontinued operation, net	—	(5,168)
Cumulative effect of accounting change	—	28,606
Tax benefit of options exercised	500	93
Deferred income taxes	2,962	7,962
Changes in assets and liabilities:
Accounts receivable	883	644
Inventories	123	41
Prepaid expenses and other	1,776	(1,026)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(889)	793
Income taxes receivable	87	883
Accounts payable	891	1,418
Accrued liabilities	(885)	2,102
Deferred revenue	(776)	(832)

Net cash provided by continuing operations	15,620	22,809

Cash flows from investing activities:
Capital expenditures	(3,117)	(9,167)
Restricted cash	250	(522)
Other	283	—

Net cash used in investing activities of continuing operations	(2,584)	(9,689)

Cash flows from financing activities:
Repayments on revolving debt agreement, net	(8,470)	(59,095)
Debt paid down by Dover Downs Gaming & Entertainment, Inc.	—	45,000
Repayments of long-term debt	(682)	(626)
Repayment of shareholder loan	—	92
Proceeds from sale of common stock, net	—	6,203
Proceeds from stock options exercised	155	67
Other liabilities	(22)	(24)
Credit facility amendment and origination fees	(556)	(839)
Dividends paid	(1,598)	(3,631)

Net cash used in financing activities of continuing operations	(11,173)	(12,853)

Net cash used in discontinued operation	—	(1,730)

Net increase (decrease) in cash and cash equivalents	1,863	(1,463)
Cash and cash equivalents, beginning of year	1,485	2,948

Cash and cash equivalents, end of year	$3,348	$1,485

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